EXHIBIT 3.3
-----------

                    BSRT UPREIT LIMITED PARTNERSHIP

                     LIMITED PARTNERSHIP AGREEMENT



     THIS LIMITED PARTNERSHIP AGREEMENT ("Agreement") dated as of July 14, 1997 among BSRT UPREIT Corp., an Illinois corporation, as General Partner and BANYAN STRATEGIC REALTY TRUST, a Massachusetts business trust, as Limited Partner (the "Limited Partner").

     The Partners desire to form this limited partnership to acquire and own interests in limited liability companies, which companies will own various parcels of real estate.

     NOW, THEREFORE, the parties hereto agree as follows:


                               ARTICLE I
                               ---------

                              Definitions
                              -----------

     As used herein the following terms shall have the following meanings:

     "Capital Contributions" for each Partner shall mean the amount shown as a Capital Contribution on Schedule A attached hereto, as amended from time to time;

     "Cash Flow" shall mean the excess of cash revenue from operation of the Property over cash disbursements, without deduction for depreciation, and a reasonable allowance for cash reserves for repairs, replacements, contingencies and anticipated obligations (including debt service, capital improvements and replacements) as determined by the General Partner. Cash Flow shall include net sale proceeds and net financing proceeds.

     "Certificate" shall mean the valid Certificate of Limited Partnership of the Partnership, duly filed and amended, as herein required, in accordance with the laws of the State of Illinois.

     "Financing Proceeds" shall mean the amount of money received by the Partnership from loan proceeds from time to time in excess of the obligations to be paid therefrom, the cost and expense of obtaining said loan, and reserves for future obligations required by the Lender or deemed desirable by the General Partner.

     "Fiscal Year" shall mean each calendar year during the term of the Partnership.

     "General Partner" shall mean BSRT UPREIT Corp., an Illinois corporation, or any other person or corporation who succeed it in such capacity.

     "Interest" shall mean a Partner's interest in the profit and loss allocations, cash distributions and other rights granted to such Partner under the Partnership.

     "Limited Partner" shall mean each person or entity purchasing Units or subsequently admitted to the Partnership as a Limited Partner.

     "Partners" shall refer, collectively, to the General Partner and Limited Partners. Reference to a "Partner" shall be to any of the Partner.

     "Partnership" shall mean the limited partnership subject to this Agreement and the Certificate.

     "Partnership Percentage" shall mean the percentage interest shown on Schedule A attached hereto, as amended from time to time.

     "Property" shall mean the property owned by any limited liability company, the membership interests in which are owned by the Partnership, a schedule of which is attached hereto as Exhibit B, as amended from time to time.


                              ARTICLE II
                              ----------

                      Name and Place of Business
                      --------------------------

     The Partnership is and shall be conducted under the name of "BSRT UPREIT LIMITED PARTNERSHIP" or such other name as the General Partner shall hereafter designate by written notice to the other Partners. The principal place of business for the Partnership shall be at 150 South Wacker Drive, Suite 2900, Chicago, Illinois 60606, or as otherwise selected by the General Partner. The registered agent for the Partnership shall be Robert
G. Higgins, or such other person or entity designated as registered agent for the Partnership.


                              ARTICLE III
                              -----------

                               Purposes
                               --------

     The Partners desire to form this limited partnership to acquire and own interests in limited liability companies, which companies will own various parcels of real estate.


                              ARTICLE IV
                              ----------

                          Commencement; Term
                          ------------------

     The Partnership shall commence as of the date of recordation of its Certificate of Limited Partnership with the Illinois Secretary of State. The term of the Partnership shall continue perpetually until December 31, 2050, unless sooner terminated in accordance with the provisions hereof or as otherwise provided by law.

                               ARTICLE V
                               ---------

                         Capital Contributions
                         ---------------------

     (a) General Partner - The General Partner has contributed Ten Dollars ($10.00) to the capital of the Partnership, receipt of which is hereby acknowledged. In consideration of making such contribution and becoming the General Partner of the Partnership and undertaking other obligations as herein set forth, the General Partner shall receive the Interest in the Partnership allocated to it herein.

     (b) Limited Partner - The Limited Partner shall contribute to the capital of the Partnership the amount reflected on Schedule A attached hereto, as amended from time to time.

     (c) Nature of Contributions - No Limited Partner shall be required to contribute any capital to the Partnership other than as provided in
Article V(b) hereof or to lend any funds to the Partnership. Except as otherwise provided herein, no interest shall be paid on any capital contributed to the Partnership pursuant to this Article V and, except as otherwise provided herein, no Partner may withdraw his Capital Contribution. No offset shall be made against the Capital Contribution due pursuant to Article V(b) hereof for any reason.

     (d) Capital Accounts - The Partnership shall establish for each Partner a capital account which shall be credited with the amounts of his contribution to the Partnership when made, shall be credited or charged, as the case may be, with his distributive share of Partnership profit or loss, and shall be charged with the amounts of any distributions to him.

     (e) No Partner shall be entitled to withdraw his capital account balance except upon liquidation or as authorized by the General Partner pursuant to the terms of this Agreement.


                              ARTICLE VI
                              ----------

                          Profits and Losses
                          ------------------

     (a) Generally - The profits and losses of the Partnership shall be determined for each fiscal year in accordance with the accounting method followed by the Partnership for federal income tax purposes and otherwise in accordance with good accounting procedures applied in a consistent manner.

     (b) Transferor - Transferee Allocations - As between a Limited Partner and his transferee, profits and losses for any period shall be apportioned to the person who is the holder of the Unit transferred (determined in accordance with Article XI hereof) on the first day of such period, without regard to the results of the Partnership's operations during the period before and after such transfer.

     (c)   Allocation of Profit and Loss -

           (i) Profit and losses shall be allocated pro rata among the Partners based upon their respective Partnership Percentages.

           (ii) Operating profits of the Partnership in the ordinary course of business (A) in any year in which there are no Cash Flow distributions shall be allocated 99% to the Limited Partner and 1% to the General Partner; and (B) in any year in which there are Cash Flow distributions, profits shall be allocated in the same ratio as such distributions. Losses shall be allocated 99% to the Limited Partner and 1% to the General Partner. For purposes of this computation, distributions made within 60 days of the end of any taxable year will be deemed to be attributable to the prior year unless the General Partner indicates otherwise. Provided further, that no loss shall be allocated to a Limited Partner if such allocation would cause such Limited Partner to have a deficit Capital Account at a time in which the General Partner has a positive balance in its capital account.

           (iii) Profits and losses of the Partnership from sale or other disposition of some or all of the Property (other than incidental sales of non-real property items) shall be allocated as follows:

                 (A) Any such profits shall be allocated (with ordinary income being allocated first):

                      (1)   First, an amount equal to the aggregate
deficit in the Partners' Capital Accounts, shall be allocated to each Partner who or which has a deficit balance in the same ratio as the deficit in such Partner's Capital Account bears to the aggregate of all such Partners' deficit until all deficits are eliminated;

                      (2) Thereafter, 99% to the Limited Partner and 1% to the General Partner.

                 (B)  Any losses shall be allocated:

                      (1) to the extent that the balance in the General Partner's Capital Account exceeds its Capital Contributions, and the balances in the Capital Account of the Limited Partner exceeds the amount of its Capital Contributions (the "Excess Balances"), to the Limited Partner in until such Excess Balances are reduced to zero; then

                      (2) among the Partners in proportion to their respective Capital Account balances until the Capital Account balances of all Partners equal zero; then

                      (3) 1% to the General Partner and 99% to the Limited Partner.

           (iv) Notwithstanding any of the provisions of this Agreement to the contrary, the allocations of tax attributes shall be made in accordance with, and in the following order of priority of, the following special allocation provisions currently contained in the Code and the Regulations (including any amendments thereto): (a) a "minimum gain chargeback" provision as such term is defined and applied under Regulation
Section 1.704-2(f); (b) a "partner minimum gain chargeback" as such term is defined and required under Regulation Section 1.704-2(i); (c) a "qualified income offset" provision as such term is defined and applied under Regulation Section 1.704-1(b)(2)(ii)(d); (d) any item with partnership loss, deduction or expenditures described in Code Section 705(a)(ii)(b) that is attributable to a Partner non-recourse debt shall be allocated 99% to the Limited Partner and 1% to the General Partner, and (e) a provision under which any special allocations of tax attributes pursuant to this
SECTION 6(c)(iv) shall be taken into account in computing subsequent allocations of tax attributes so that the net amount of any tax attributes so allocated shall, to the extent possible violating the constraints on deficit Capital Account balances, equal to the net amount that would have been allocated to each Partner pursuant to the other provisions of ARTICLE VI determined without regard to SECTION 6(c)(iv) hereof.

     (d) General Partner's Obligation Upon Liquidation - The General Partner has the obligation upon liquidation of the Partnership, to restore the lesser of: (a) any deficit balance in its Capital Account; or (b) the excess of 1.01% of the Limited Partner's equity in the Partnership over any capital contributed by the General Partner.

     (e) Section 704(c) Allocation - Solely for federal, state and local income tax purposes and not for book or Capital Account purposes, depreciation, amortization, gain, or loss with respect to property that is properly reflected on the Partnership's books at a value that differs from its adjusted basis for federal income tax purposes shall be allocated in accordance with the principles and requirements of Code Section 704(c) and the Treasury Regulations promulgated thereunder, and in accordance with the requirements of the relevant provisions of the regulations issued by the Treasury Department under Code Section 704(b). For Capital Account purposes, depreciation, amortization, gain, or loss with respect to property that is properly reflected on the Partnership's books at a value that differs from its adjusted basis for tax purposes shall be determined in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv)(g).


                              ARTICLE VII
                              -----------

                             Distributions
                             -------------

     (a) Distribution of Cash Flow, if any, for each Fiscal Year shall be distributed in the following priorities:

           (1)   99% to the Limited Partner and 1% to the General Partner.

     (b) Distribution of Financing Proceeds or Sale Proceeds - the net proceeds received by the Partnership from the refinancing of any indebtedness of the Partnership ("Financing Proceeds"), from hazard or casualty insurance net proceeds in excess of amounts expended in the restoration or repair of Partnership Property or net proceeds from the sale, condemnation, foreclosure, exchange, or other voluntary or involuntary disposition, including deferred proceeds and interest thereon (collectively "Sale Proceeds") of all or a substantial portion of the Property shall be paid and distributed in the following order of priority:

           (1) first, to the payment or reserve for payment of all expenses incurred in connection with such transaction;

           (2) next, to the establishment of any reserves which the General Partner deems reasonably necessary to provide funds for any actual or contingent obligations or liabilities of the Partnership including loans by the General Partner Affiliates to the Partnership;

           (3) next, to the payment of all debts and liabilities of the Partnership;

           (4) the balance, if any, 1% to the General Partner and 99% to the Limited Partner.

All distributions under this Section to the Partners shall be in accordance with their respective Partners' Percentages.

                             ARTICLE VIII
                             ------------

               Rights and Duties of the General Partner
               ----------------------------------------

     (a) Management of Partnership Business - The General Partner shall be solely responsible for the management of the Partnership's business with all rights and powers generally conferred by law or necessary, advisable or consistent in connection therewith.

     (b) Specific Rights and Powers - In addition to any other rights and powers which they may possess under law, the General Partner shall have all specific rights and powers required for or appropriate to this management of the Partnership's business which, by way of illustration but not by way of limitation, shall include the following rights and powers:

           (1)   to purchase property on behalf of the Partnership;

           (2)   to lease property in the ordinary course of business;

           (3) to sell all or part of the Partnership Property with consent of the Limited Partner hereto; such sale may be of the Property in whole, or pursuant to a condominium conversion of the Property.

           (4) to borrow money for Partnership purposes and, if security is required therefor, to mortgage or subject to any other security device any Partnership assets;

           (5) to employ attorneys, brokers, consultants, managing agents and accountants on behalf of the Partnership, including Affiliates of the General Partner, provided that such services are necessary or advisable and the compensation therefor is reasonable; for purposes of this clause, compensation shall be deemed reasonable if the rates being charges for service performed are comparable to the rates generally being charged within the area in which the Property is located for similar services;

           (6) to bring or defend, pay, collect, compromise, arbitrate, resort to legal action, or otherwise adjust claims or demands of or against the Partnership;

           (7) to establish reasonable reserve funds from income derived from the Partnership's operations to provide for future requirements of the Partnership;

           (8) to perform or cause to be performed all of the Partnership's obligations under any agreement to which the Partnership is a party;

           (9) to loan funds to the Partnership, directly or through an Affiliate in its discretion, and charge interest therefor at an annual rate two percent (2%) in excess of the prime rate (as announced by First National Bank of Chicago or such other major bank designated by the General Partner) from time to time;

           (10) to act as the "Tax Matters Partner" of the Partnership as that term is defined in Section 6231(a)(7) of the Internal Revenue Code of 1954, as amended (the "Code") and in such regulations as may be promulgated pursuant thereto, and to take such action and exercise such rights, powers, and duties as "Tax Matters Partner" of the Partnership as contemplated by the Code, including, without limitation, participating on behalf of the Partnership in audits of the tax returns filed for the Partnership; keeping all Partners informed of and forwarding copies of notices with respect to all administrative and judicial proceedings for the adjustment at the Partnership level of Partnership items; consenting to extensions relating to the tax returns files for the Partnership; participating in administra-tive and judicial proceedings, including appeals, relating to the Partnership's tax returns or its tax liabilities; and entering into settlement agreements with respect to tax proceedings involving the Partnership's tax returns which will bind the Partners; and

           (11) to execute, acknowledge and deliver any and all instruments necessary to effectuate the foregoing.


     (c) Other Business Ventures - Any Partner, any Affiliate of a Partner, or officer, director, employee, shareholder or other person holding a legal or beneficial interest in any entity which is a Partner, may engage in or possess an interest in other business ventures of every nature and description, independently or with others, including, but not limited to, the acquisition, ownership, financing, leasing, operation, management, syndication, brokerage, sale, construction and development of partnerships, Limited Partnerships or real property, and neither the Partnership nor the Partners shall have any right by virtue of this Agreement in or to such independent ventures or to the income or profits derived therefrom.

     (d)   Liability of General Partner to Limited Partner and
Partnership - The General Partner and its Affiliates shall not be required to devote all of their time or business efforts to the affairs of the Partnership, but shall devote such time and attention to the Partnership as is reasonably necessary and advisable to manage the affairs of the Partnership to the best advantage of the Partnership, and, neither the General Partner nor its Affiliates shall be liable to the Limited Partner because any taxing authorities disallow or adjust any deductions or credits in the Partnership informational tax returns. Further, the General Partner and its Affiliates shall not have any personal liability for the repayment of Capital Contributions of the Limited Partner except as provided in this Agreement. In addition, the doing of any act or the omission to do any act by the General Partner or any Affiliate, the effect of which may cause or result in loss or damage to the Partnership, if done in good faith and within the scope of the authority of the General Partner or such Affiliate, shall not subject the General Partner or its Affiliates or their respective successors and assigns to any liability. The Partnership will indemnify and hold harmless the General Partners, its officers, directors and Affiliates and their respective successors and assigns, or its officers, from any claim, loss, expense, liability, action or damage resulting from any such act or omission, including, without limitation, reasonable costs and expenses of litigations and appeal (including reasonable fees and expenses of attorneys engaged by the General Partner or Affiliates in defense of such act or omission), but the General Partner shall not be entitled to be indemnified or held harmless due to, or arising from, its fraud, bad faith, gross negligence or malfeasance.

                              ARTICLE IX
                              ----------

                  General Partner's Fees and Expenses
                  -----------------------------------

     The General Partner shall be reimbursed by the Partnership for out of pocket costs and expenses hereafter incurred on behalf of the Partnership from time to time. The General Partner shall be entitled to reasonable compensation.


                               ARTICLE X
                               ---------

                            Limited Partner
                            ---------------

     (a) Limitation of Limited Partner' Liabilities - A Limited Partner shall not be bound by, or be personally liable for, the expenses, liabilities or obligations of the Partnership or the General Partner and the liability of each Limited Partner shall be limited solely to the amount of his contribution to the capital of the Partnership required under the provisions of Article V hereof.

     (b) No Control of Business or Right to Act for Partnership - A Limited Partner shall take no part in the management, conduct or control of the business of the Partnership and shall have no right or authority to act for or to bind the Partnership except as expressly authorized herein. Any "consent" or "approval" requested of a Limited Partner herein shall be deemed given if a letter seeking consent to a proposed action is mailed to the Limited Partner's address as reflected on the books and records of the Partnership and such Limited Partner fails to deliver to the Partnership within 30 days following receipt of the letter written notice objecting to the proposed action, or the Limited Partner affirmatively approves the proposed action in writing. A "majority in interest" of the Limited Partner will be those Limited Partner who in the aggregate are entitled to over 50% of the profits and losses allocable to the Limited Partner as a whole.

     (c) No Priority - Except as otherwise specifically set forth herein, no Limited Partner shall have the right to demand or receive property other than cash in return of his Capital Contribution or as to distribution of income. No Limited Partner shall have priority over any other Limited Partner within his Class either as to the return of his original contribution to the capital of the Partnership or as to distributions.


                              ARTICLE XI
                              ----------

                Books, Records, Accounting and Reports
                --------------------------------------

     (a) Availability - At all time during the existence of the Partnership, the General Partner shall keep or cause to be kept full and true books of the account in accordance with the accounting method followed by the Partnership for Federal Income Tax purposes and otherwise in accordance with good accounting principles and procedures applied in a consistent manner, which shall reflect all Partnership transactions and shall be appropriate and adequate for the Partnership's business. Such books of account, together with a copy of this Agreement and any amendments thereto and a list of names and addresses of all of the Limited Partner shall at all times be maintained at the principal place of business of the Partnership. Any Partner or his or its duly authorized representative shall have the right at any time to inspect and copy from such books and documents during normal business hours upon reasonable notice.

     (b) Quarterly Reports - The General Partner shall furnish quarterly management accounting reports to the Limited Partner within forty-five days after the conclusion of each quarterly period.

     (c) Financial Reports - As soon as practicable after the close of each Fiscal Year, but in no event later than March 31 of the next succeeding year, the General Partner shall deliver to each Limited Partner all necessary tax reporting information required by the Limited Partner for preparation of their respective income tax returns. The General Partner shall also cause to be distributed to the Limited Partner on or before each April 15th annual statements of financial condition and income for the preceding calendar year.

     (d) Accounting Decisions - All decisions as to accounting matters shall be made by the General Partner in accordance with the accrual method of accounting for tax purposes applied on a consistent basis.

     (e) Taxable Year and Accounting Method - The Partnership's taxable and Fiscal Year shall be the calendar year. The Partnership shall initially adopt the accrual method of accounting for tax purposes.

     (f) Certificate - The Partnership shall be under no obligation to deliver the Limited Partnership Certificate or any amendment thereto to any Limited Partner, unless specifically requested in writing by that Limited Partner.


                              ARTICLE XII
                              -----------

                             Bank Accounts
                             -------------

     All funds of the Partnership are to be deposited in the Partnership's name in such bank account or accounts as may be designated by the General Partner and shall be withdrawn on the signature of the General Partner or such other person or persons as the General Partner may authorize.


                             ARTICLE XIII
                             ------------

            Amendment of Certificate of Limited Partnership
            -----------------------------------------------

     The Certificate may be amended by the General Partner without the prior agreement of the Limited Partner whenever required by law or necessary to effect changes of a ministerial nature which do not adversely affect the rights or increase the obligations of the Limited Partner.


                              ARTICLE XIV
                              -----------

                              Amendments
                              ----------

     This Agreement may not be modified without the prior written consent of all Partners.

                              ARTICLE XV
                              ----------

                  Death, Incompetency, Bankruptcy or
                   Dissolution of a Limited Partner
                  -----------------------------------

     Upon the death or legal incompetency of an individual Limited Partner, the liquidation, dissolution or other cessation to exist as a legal entity of a Limited Partner not an individual, or the insolvency or bankruptcy of any Limited Partner, the Partnership shall not dissolve or terminate and the personal representative of such Limited Partner shall have such rights of a Limited Partner as are necessary for the purpose of settling or managing his estate or its affairs and the same power as said Limited Partner had to constitute a transferee of such Limited Partner's Limited Partnership Interest as a substituted Limited Partner, but said representative shall not have become a substituted Limited Partner without complying with the requirements of Article XI above.


                              ARTICLE XVI
                              -----------

         Resignation, Removal or Death of the General Partner
         ----------------------------------------------------

     (a) Removal of the General Partner - The General Partner may be removed only in accordance with the laws of the State of Illinois.

     (b) Reconstitution of Partnership After Withdrawal or Removal of the General Partner.

           (i) Upon the withdrawal, death, incompetency or removal of the last General Partner or successor General Partner, the Partnership shall dissolve unless the Limited Partner elects to continue the business of the Partnership, in a reconstituted form if necessary, such right exercisable upon notice to all Partners (including the General Partner), within sixty days after the withdrawal or removal of the General Partner, and for this purpose, such Limited Partner may elect another person as successor General Partner, such election to be effective at the end of said sixty day period. Each Partner hereby agrees by his execution hereof to such continuation and reconstitution and further agrees that in such event the successor General Partner shall be entitled to such percentage interest in Partnership profits and losses, Cash Flow and Sale and Refinancing Proceeds distributions as are agreeable to the Limited Partner. The withdrawal or removal of the sole remaining General Partner shall not be effective until the new successor General Partner shall have taken all steps necessary to be substituted as a General Partner under the law of the State of Illinois.

           (ii) If the Partners shall continue the business of the Partnership pursuant to clause (i) above, the business of the Partnership shall be continued in a reconstituted form as a successor Limited Partnership subject to and upon the same terms and conditions as are set forth in this Agreement and subject to the election of a successor General Partner, and the assets and liabilities of the Partnership shall be assigned to and assumed by the successor Limited Partnership. The former General Partner or his successor shall then hold its Partnership Interest as a Special Class B Limited Partner.

     (c) Assignments - The General Partner may not, without the consent of the Limited Partner, assign any of its interest in the profits and losses of the Partnership.

     (d) New Certificate - The exercise of the right of removal granted in this Article XVII shall not in any constitute any Limited Partner a General Partner or impose any personal liability on any Limited Partner. Immediately upon withdrawal, death or removal of a General Partner, the Partners and/or successor General Partner shall prepare, execute and file for recordation a new Certificate and shall take or cause to be taken all steps required in connection therewith.

     (e) Accounting - If the withdrawal, death or removal of the remaining General Partner does not result in the dissolution and winding up of the Partnership's business because such business is being continued in a reconstituted form as provided above, the Partners and/or successor General Partner shall promptly have an accounting prepared covering the transactions of the partnership since the end of the immediately preceding fiscal year through the date of such withdrawal or removal.

     (f) Continuing Liability of General Partner - Notwithstanding the withdrawal, death or removal of a General Partner, and in addition to any other obligation herein contained, such General Partner shall remain liable for payment of all debts, obligations, liabilities and commitments of the Partnership incurred while he or it was the General Partner to the extent the Partnership does not have funds available for such payment and to the extent he would otherwise have been liable.


                             ARTICLE XVII
                             ------------

                    Dissolution of the Partnership
                    ------------------------------

     (a) Events Causing Dissolution - The Partnership shall be dissolved and its affairs wound up on the first to occur of the following:

           (i) the withdrawal or removal of the last remaining General Partner unless the business of the Partnership shall be continued in a reconstituted form and another person selected as a successor General Partner pursuant to Article XVIII (b) hereof;

           (ii) the General Partner, with the prior written consent of the Limited Partner, shall determine that the Partnership should be dissolved;

           (iii) the sale or other disposition by the Partnership of all or substantially all of the Partnership Property, unless the Partnership as part of the consideration for any such sale or other disposition acquired a note or be owned a balance of the purchase price, in which case the Partnership shall be dissolved following the sale by it or satisfaction of its entire interest in such note or balance due;

           (iv)  the expiration of the Partnership term pursuant to
Article IV hereof; or

           (v)   when required by law.

     (b) Liquidation of Assets and Application of Proceeds - Upon the dissolution of the Partnership, the person required by law to wind up the Partnership's affairs (or in the event this is uncertain, the General Partner) shall liquidate and reduce to cash the assets of the Partnership as promptly as is consistent with obtaining the fair market value thereof. The proceeds available subsequent to liquidation of the Partnership's business shall be applied and distributed in the following order of priority:

           (i) To the payment of debts and liabilities of the Partnership and the expenses of liquidation.

           (ii) To the setting up of any reserves which the General Partner (or the liquidation committee) may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership.

Such reserves shall be paid over to the General Partner (or the liquidation committee), as escrowee, to be held by them for the purpose of disbursing such reserves in payment of any of the aforementioned contingencies; and, at the expiration of such period as the General Partner (or the liquidation committee) shall deem advisable, to distribute the balance thereafter remaining in the manner hereinafter provided.

           (iii)      To the distribution to Partners of any operating
Cash Flow allocated to them pursuant to Article VII(a) but not distributed by the Partnership prior to liquidation and dissolution of the Partnership.

           (iv) Any remaining proceeds available from the liquidation of the Partnership's business shall be distributed to the General and Limited Partner in accordance with their Capital Account balances.

     A reasonable time shall be allowed for the orderly liquidation of the assets of the Partnership and the discharge of liabilities to creditors so as to enable the General Partner (or the liquidation committee) to minimize the normal losses attendant upon a liquidation. The General Partner (or the liquidation committee) may continue to operate and maintain the business and assets of the Partnership subsequent to the date and the Partnership is to be terminated, during a liquidation date, to appropriately, economically and efficiently wind-up the affairs and business activities of the Partnership. In the event that the distributions of the liquidation proceeds cannot be made within such 90 day period, the General Partner is authorized to establish a trust to hold any remaining Partnership assets and make distributions therefrom in the same proportion as such assets would have been distributed to the Partners pursuant to this Agreement. The General Partner (or liquidation committee) shall have full rights and unlimited discretion to determine the time, manner and terms of any sale or sales of Partnership fixed assets pursuant to such liquidation having due regard to the activity and condition of the relevant market and general financial and economic conditions.


                             ARTICLE XIII
                             ------------

                             Miscellaneous
                             -------------

     (a) Notices - All notices, demands, requests, consents or other communications required or permitted to be given or made under this Agreement shall be in writing and signed by the party giving the same and shall be deemed given or made when mailed postage prepaid to the intended recipient at the address set forth in this Agreement or any other address of which prior written notice has been given.

     (b) Severability - Each provision hereof is intended to be severable and the invalidity or illegality of any portion of this Agreement shall not affect the validity or legality of the remainder hereof.

     (c) Captions - Article captions contained in this Agreement are included only as a matter of convenience and for reference and in no way define, limit, or extend or describe the scope of this Agreement or the intent of any provision hereof.

     (d) Counterparts - This Agreement may be executed in two or more counterparts, all of which, when taken together will be deemed to constitute one binding original agreement among the parties executing counterparts.

     (e) Person and Gender - The masculine general shall include the feminine and neuter genders, the singular shall include the plural and the word "person" shall include a corporation, firm, partnership or other form of association.

     IN WITNESS WHEREOF, the aforesaid Partnership Agreement is executed as of the date first set forth above.


                                  GENERAL PARTNER:

                                  BSRT UPREIT CORP.,
                                  an Illinois corporation



                                  By:  /S/ LEONARD G. LEVINE
                                       ------------------------------
                                       Leonard G. Levine, President


                                  LIMITED PARTNER:

                                  BANYAN STRATEGIC REALTY TRUST,
                                  a Massachusetts business trust



                                  By:  /S/ LEONARD G. LEVINE
                                       ------------------------------
                                       Leonard G. Levine, President

                              SCHEDULE A

                    BSRT UPREIT Limited Partnership

                           List of Partners



Name/Address                           Partnership Percentage
------------                           ----------------------

General Partner:

     BSRT UPREIT Corp.                              1%
     150 South Wacker Drive
     Suite 2900
     Chicago, Illinois  60606
     (312) 553-9800
     Attention:  Leonard G. Levine


Limited Partner:

     Banyan Strategic Realty Trust                 99%
     150 South Wacker Drive
     Suite 2900
     Chicago, Illinois  60606
     (312) 553-9800
     Attention:  Leonard G. Levine